Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America Awarded

Recycling Contract With San Diego Gas & Electric

Minneapolis, MN—March 16, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has been awarded a contract with San Diego Gas & Electric to handle the appliance recycling program in the utility’s service territory for 2004.

Under terms of the contract, ARCA expects to recycle 7,000 major household appliances for San Diego Gas & Electric in 2004.

As previously reported, ARCA has also entered a contract with Southern California Edison Company to handle appliance recycling operations under California’s Statewide Residential Appliance Recycling Program for the years 2004 and 2005.  ARCA expects to recycle approximately 70,000 old but working major household appliances per year, over the two-year term of this contract.

Edward R. (Jack) Cameron, president and chief executive officer, said, “The total annual recycling volumes under both new contracts will be more than twice the level that ARCA handled in 2003.  The extended duration of the California Statewide contract will provide our revenue stream with an added measure of stability and predictability as we continue to strengthen our ApplianceSmart retail operation.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of March 2004, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market; and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com